Ashland Partners & Company LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Ironwood Institutional Multi-Strategy Fund LLC Registration Statement on or about August 29, 2017 in regard to our verification of Ironwood Capital Management, Corp.’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ Carrie Zippi

Carrie Zippi, CPA
Partner

Ashland Partners & Company LLP
4400 Livingston Rd
Central Point, OR 97502
August 29, 2017

www.ashlandpartners.com
Audit and Tax • SOC 1 & SOC 2 Exams • Surprise Custody Exams • Agreed Upon Procedures • Vendor Due Diligence • Cyber Security